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                                                                       EXHIBIT 8


                    [Letterhead of Wachtell, Lipton, Rosen & Katz]



                                  December 5, 1997


Carson Pirie Scott & Co.
331 W. Wisconsin Avenue
Milwaukee, Wisconsin 53203

Ladies and Gentlemen:

         We have acted as special counsel to Carson Pirie Scott & Co., an Illinois corporation (the "Company"), in connection with the proposed merger (the "Merger") of LaSalle Merger Corporation ("Sub"), an Illinois corporation and wholly owned subsidiary of Proffitt's, Inc. ("Parent"), a Tennessee corporation, with and into the Company upon the terms and conditions set forth in the Agreement and Plan of Merger by and among Parent, Sub, and the Company, dated as of October 29, 1997 (the "Agreement"). At your request, in connection with the filing of the Registration Statement of Parent on Form S-4 (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of the Company and the consent of Parent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of the Company and Parent (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate at the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") filed with the Securities and Exchange Commission, as amended through the date hereof, in connection


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Carson Pirie Scott & Co.
December 5, 1997
Page 2


with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus or the Agreement, as the case may be.

         We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the States of Illinois and Tennessee.

         Based upon and subject to the foregoing, the discussion contained in the Joint Proxy Statement/Prospectus under the caption "THE MERGER -- Certain Federal Income Tax Consequences," except as otherwise indicated therein, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                     Very truly yours,

                                     /s/ Wachtell, Lipton, Rosen & Katz